UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 1, 2017

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 2.02 Results of Operations and Financial Condition
On November 1, 2017, PetroQuest Energy, Inc. (the "Company") announced a loss for the quarter ended September 30, 2017 of $3,085,000, or $0.15 per share, compared to third quarter 2016 loss to common stockholders of $23,306,000, or $1.31 per share. For the first nine months of 2017, the Company reported a loss to common stockholders of $11,387,000, or $0.54 per share, compared to a loss to common stockholders of $86,586,000, or $4.97 per share, for the 2016 period. The losses during the quarter and nine months ended September 30, 2016 included non-cash ceiling test write-downs totaling $8,665,000 and $40,304,000, respectively.
Net cash flow provided by (used in) operating activities totaled $21,633,000 and $(25,671,000) during the third quarters of 2017 and 2016, respectively. Discretionary cash flow for the third quarter of 2017 was $13,741,000, as compared to $207,000 for the comparable 2016 period. Net cash flow provided by (used in) operating activities totaled $35,328,000 and $(51,737,000) during the first nine months of 2017 and 2016, respectively. For the first nine months of 2017, discretionary cash flow was $34,332,000, as compared to $(2,994,000) for the first nine months of 2016. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the third quarter of 2017 was 7.5 Bcfe, compared to 5.2 Bcfe for the comparable period of 2016. For the first nine months of 2017, production was 19.0 Bcfe, compared to 18.9 Bcfe for the comparable period of 2016. Production during the third quarter increased 18% from the previous quarter and was 63% higher than production in December 2016.
Stated on an Mcfe basis, unit prices including the effects of hedges for the third quarter of 2017 were $3.77 per Mcfe, as compared to $3.27 per Mcfe in the third quarter of 2016. For the first nine months of 2017, unit prices including the effects of hedges, were $3.85 per Mcfe, as compared to $2.66 per Mcfe for the first nine months of 2016.
Oil and gas sales during the third quarter of 2017 were $28,184,000, as compared to $17,094,000 in the third quarter of 2016. For the first nine months of 2017, oil and gas sales were $73,207,000 as compared to oil and gas sales of $50,238,000 for the first nine months of 2016.
Lease operating expenses (“LOE”) for the third quarter of 2017 increased to $8,863,000, as compared to $6,857,000 in the third quarter of 2016. However, on a per unit basis LOE per Mcfe was $1.19 for the third quarter of 2017, as compared to $1.31 in the third quarter of 2016. For the first nine months of 2017, lease operating expenses were $1.21 per Mcfe compared to $1.16 per Mcfe in the first nine months of 2016.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2017 was $1.16 per Mcfe, as compared to $1.12 per Mcfe in the third quarter of 2016. For the first nine months of 2017, DD&A on oil and gas properties was $1.13 per Mcfe compared to $1.21 per Mcfe for the comparable period of 2016. The decrease in the per unit DD&A rate during the first nine months of 2017 is primarily the result of ceiling test write-downs during 2016 and the success of our East Texas drilling program.
Interest expense for the third quarter of 2017 decreased to $7,371,000, as compared to $7,737,000 in the third quarter of 2016. During the three month period ended September 30, 2017, capitalized interest totaled $338,000, as compared to $167,000 during the 2016 period. For the first nine months of 2017, interest expense was $21,776,000, compared to $22,497,000 for the comparable period of 2016. During the nine month period ended September 30, 2017, capitalized interest totaled $1,046,000, as compared to $722,000 during the 2016 period. Capitalized interest was higher during the 2017 periods as a result of an increase in unevaluated properties.
Production taxes for the third quarter of 2017 totaled $1,112,000, as compared to $319,000 in the third quarter of 2016. For the first nine months of 2017, production taxes were $1,990,000 compared to $609,000 for the comparable period of 2016. The increase in production taxes during the 2017 periods is primarily the result of increases in production and pricing as well as the expiration of a two-year severance tax exemption on our Thunder Bayou well in June 2017.

General and administrative expenses during the quarter and nine months ended September 30, 2017 totaled $3,341,000 and $10,808,000, respectively, as compared to $8,827,000 and $21,297,000 during the comparable 2016 periods. Capitalized general and administrative expenses during the quarter and nine months ended September 30, 2017 totaled $1,310,000, and $4,654,000, respectively, as compared to expenses of $1,268,000 and $4,347,000 during the comparable 2016 periods. The decrease in general and administrative expenses during the first nine months of 2017 as compared to the comparable period in 2016 is primarily due to $10,073,000 of costs related to the Company's debt exchanges in 2016 as well as reduction in staff levels.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and nine month periods ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Production:
Oil (Bbls)	142,830	123,165	423,231	377,473
Gas (Mcf)	5,336,119	3,650,109	13,218,475	13,470,406
Ngl (Mcfe)	1,283,900	838,294	3,268,206	3,130,784
Total Production (Mcfe)	7,476,999	5,227,393	19,026,067	18,866,028
Avg. Daily Production (MMcfe/d)	81.3	56.8	69.7	69.1
Sales:
Total oil sales	$7,106,913	$5,380,110	$21,277,840	$14,675,611
Total gas sales	16,427,965	9,873,068	40,841,252	29,444,803
Total ngl sales	4,649,157	1,840,764	11,087,868	6,117,868
Total oil gas and NGL sales	$28,184,035	$17,093,942	$73,206,960	$50,238,282
Average sales prices:
Oil (per Bbl)	$49.76	$43.68	$50.27	$38.88
Gas (per Mcf)	3.08	2.70	3.09	2.19
Ngl (per Mcfe)	3.62	2.20	3.39	1.95
Per Mcfe	3.77	3.27	3.85	2.66

The above sales and average sales prices include increases (decreases) to revenues related to the settlement of gas hedges of $618,000 and $(144,000) for the three months ended September 30, 2017 and 2016, respectively.  The above sales and average sales prices include increases to revenues related to the settlement of gas hedges of $404,000 and $2,043,000 for the nine months ended September 30, 2017 and 2016, respectively.

The following provides guidance for the fourth quarter of 2017:

Guidance for
Description	4th Quarter 2017

Production volumes (MMcfe/d)	91-95

Percent Gas	76%
Percent Oil	11%
Percent NGL	13%

Expenses:
Lease operating expenses (per Mcfe)	$1.05 - $1.10
Production taxes (per Mcfe)	$0.12 - $0.17
Depreciation, depletion and amortization (per Mcfe)	$1.10 - $1.20
General and administrative (in millions)*	$3.4 - $3.9
Interest expense (in millions)**	$7.3 - $7.5

* Includes non-cash stock compensation estimate of approximately $0.3 million
** Includes non-cash interest expense of approximately $6.0 million

In early October 2017, the Company’s net daily production rate exceeded 100 MMcfe thereby achieving the previously stated goal of doubling production from the fourth quarter of 2016.  The production guidance for the fourth quarter of 2017 takes into consideration the deferral of completions on two drilled Cotton Valley wells into 2018 in order to better align the Company’s 2017 capital budget with estimated cash flow.  In addition, guidance reflects approximately one month of expected downtime at West Delta 89 in the fourth quarter due to third party pipeline maintenance and downtime for all of the Company’s Gulf of Mexico fields for a portion of October as a result of Hurricane Nate.   The mid-point of the Company’s current fourth quarter 2017 production guidance would represent an approximate 86% increase from the average daily production during the fourth quarter of 2016 and would be the highest quarterly production since the second quarter of 2015 when the Company sold the majority of its Woodford Shale assets.

Cotton Valley Inventory
Since the beginning of 2017, the Company has increased the acreage held within its Joint Venture area from approximately 6,000 net acres to nearly 8,200 net acres.  As a result of the nearly 40% growth in acreage, as well as the results from the 2017 drilling program, the Company is increasing its drilling inventory within its entire Cotton Valley acreage position from 601 gross locations to 838 gross locations.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; more than 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$18,064	$28,312
Revenue receivable	10,096	10,294
Joint interest billing receivable	5,369	7,632
Derivative asset	765	—
Other current assets	3,469	2,353
Total current assets	37,763	48,591
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,365,792	1,323,333
Unevaluated oil and gas properties	14,921	9,015
Accumulated depreciation, depletion and amortization	(1,266,954)	(1,243,286)
Oil and gas properties, net	113,759	89,062
Other property and equipment	9,351	10,951
Accumulated depreciation of other property and equipment	(8,749)	(10,109)
Total property and equipment	114,361	89,904
Other assets	7,402	6,365
Total assets	$159,526	$144,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$38,240	$25,265
Advances from co-owners	2,754	2,330
Oil and gas revenue payable	18,440	22,146
Accrued interest	1,631	2,047
Asset retirement obligation	1,630	4,160
Derivative liability	283	3,947
10% Senior Unsecured Notes due 2017	—	22,568
Other accrued liabilities	538	3,938
Total current liabilities	63,516	86,401
Multi-draw Term Loan	27,788	7,249
10% Senior Secured Notes due 2021	14,932	15,228
10% Senior Secured PIK Notes due 2021	265,631	248,600
Asset retirement obligation	34,330	32,450
Other long-term liabilities	9,533	6,027
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 21,235 and 21,197 shares, respectively	21	21
Paid-in capital	305,566	304,341
Accumulated other comprehensive income (loss)	303	(4,750)
Accumulated deficit	(562,095)	(550,708)
Total stockholders’ equity	(256,204)	(251,095)
Total liabilities and stockholders’ equity	$159,526	$144,860

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues:
Oil and gas sales	$28,184	$17,094	$73,207	$50,238

Expenses:
Lease operating expenses	8,863	6,857	23,052	21,898
Production taxes	1,112	319	1,990	609
Depreciation, depletion and amortization	8,795	6,030	21,753	23,361
Ceiling test write-down	—	8,665	—	40,304
General and administrative	3,341	8,827	10,808	21,297
Accretion of asset retirement obligation	571	670	1,671	1,896
Interest expense	7,371	7,737	21,776	22,497
	30,053	39,105	81,050	131,862
Other income:
Other income (expense)	(16)	(28)	36	(355)
Loss from operations	(1,885)	(22,039)	(7,807)	(81,979)
Income tax expense (benefit)	(84)	(18)	(274)	543
Net loss	(1,801)	(22,021)	(7,533)	(82,522)
Preferred stock dividend	1,284	1,285	3,854	4,064
Loss available to common stockholders	$(3,085)	$(23,306)	$(11,387)	$(86,586)
Loss per common share:
Basic
Net loss per share	$(0.15)	$(1.31)	$(0.54)	$(4.97)
Diluted
Net loss per share	$(0.15)	$(1.31)	$(0.54)	$(4.97)
Weighted average number of common shares:
Basic	21,230	17,736	21,222	17,412
Diluted	21,230	17,736	21,222	17,412

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net loss	$(7,533)	$(82,522)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred tax (benefit) expense	(274)	543
Depreciation, depletion and amortization	21,753	23,361
Ceiling test writedown	—	40,304
Accretion of asset retirement obligation	1,671	1,896
Share-based compensation expense	1,181	1,361
Non-cash interest expense on PIK Notes	16,973	—
Amortization costs and other	561	1,990
Payments to settle asset retirement obligations	(2,277)	(2,884)
Costs incurred to issue 2021 Notes	—	10,073
Changes in working capital accounts:
Revenue receivable	198	(5,374)
Joint interest billing receivable	1,935	26,800
Accounts payable and accrued liabilities	2,292	(45,904)
Advances from co-owners	424	(15,741)
Other	(1,576)	(5,640)
Net cash provided by (used in) operating activities	35,328	(51,737)
Cash flows (used in) provided by investing activities:
Investment in oil and gas properties	(44,941)	(22,084)
Investment in other property and equipment	(52)	(23)
Sale of oil and gas properties	2,207	24,832
Net cash (used in) provided by investing activities	(42,786)	2,725
Cash flows used in financing activities:
Net proceeds from share based compensation	16	130
Deferred financing costs	(156)	(373)
Payment of preferred stock dividend	—	(1,285)
Redemption of 2017 Notes	(22,650)	(53,626)
Costs incurred to issue 2021 Notes	—	(10,073)
Proceeds from borrowings	20,000	—
Net cash used in financing activities	(2,790)	(65,227)
Net decrease in cash and cash equivalents	(10,248)	(114,239)
Cash and cash equivalents, beginning of period	28,312	148,013
Cash and cash equivalents, end of period	$18,064	$33,774
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,717	$33,114
Income taxes	$(95)	$(18)

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(1,801)	$(22,021)	$(7,533)	$(82,522)
Reconciling items:
Deferred tax expense (benefit)	(85)	(18)	(274)	543
Depreciation, depletion and amortization	8,795	6,030	21,753	23,361
Ceiling test writedown	—	8,665	—	40,304
Accretion of asset retirement obligation	571	670	1,671	1,896
Non-cash share based compensation expense	356	436	1,181	1,361
Non-cash PIK Interest	5,794	—	16,973	—
Amortization costs and other	111	1,180	561	1,990
Costs incurred to issue 2021 Notes	—	5,265	—	10,073
Discretionary cash flow	13,741	207	34,332	(2,994)
Changes in working capital accounts	8,812	(25,509)	3,273	(45,859)
Settlement of asset retirement obligations	(920)	(369)	(2,277)	(2,884)
Net cash flow provided by (used in) operating activities	$21,633	$(25,671)	$35,328	$(51,737)

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 1, 2017
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer